Exhibit 99.1

TESORO ANNOUNCES THE SALE OF THE HAWAII OPERATIONS

SAN ANTONIO - June 17, 2013 - Tesoro Corporation (NYSE: TSO) announced today that it has signed an agreement with a wholly owned subsidiary of Par Petroleum Corporation to sell all of its interest in Tesoro Hawaii, LLC, which operates the 94,000 barrel per day Kapolei refinery, retail stations and associated logistical assets. As part of the agreement, Par Petroleum intends to operate the assets as an integrated refining, logistics and retail system.

The sales price of the Hawaii operations is $75 million, plus the market value of net working capital, which is expected to be approximately $225 million to $275 million. Also included is an earn-out arrangement payable over three years up to $40 million based on consolidated gross margins. Tesoro anticipates completing the sale in the third quarter 2013, subject to regulatory approval. Aegis Energy Advisors Corp. and Norton Rose Fulbright advised Tesoro in this transaction.

“We are pleased to have reached this positive outcome for the Company,” said Greg Goff, President and CEO. “While the Hawaii operations do not align with our strategic focus, we believe they offer a great opportunity for Par Petroleum.”

Tesoro Corporation, a Fortune 100 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates six refineries in the western United States with a combined capacity of over 845,000 barrels per day. Tesoro’s retail-marketing system includes over 2,200 retail stations under the Tesoro®, Shell®, ARCO® and USA Gasoline™ brands, of which 595 are company operated.

This press release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning the expected completion of the transaction and expected proceeds from the transaction. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:
Investors:
Louie Rubiola, Senior Director, Investor Relations, (210) 626-4355

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702